

KAWS (b. 1974)

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After reviewing 140 other examples, Masterworks privately acquired the Chum painting after it had remained in the same private collection since it was originally sold by Skarstedt Gallery in 2019.

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Initial Offering Price

$1,221,000

Offering Circular

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Similar Sales | Record Price | Repeat Sales



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Price Appreciation of Similar Works

24.4%

Sharpe Ratio (2010-2021) watch video

KAWS	▲1.27
All Art	0.77
S&P 500	1.20

57% Progress

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WHY WE LIKE THIS PAINTING

MASTERWORKS

02:49

- Brian Donnelly, also known as KAWS, has become a global phenomenon for his appropriation of pop culture iconography.
- Our acquisitions team has reviewed almost 140 examples of work by KAWS from around the world, many of which are priced in excess of $1 million.
- The Painting is a prime example of KAWS' dynamic character paintings and depicts CHUM, the artist's reinterpretation of the iconic Michelin Man.
- In the Painting, CHUM is presented in a close-crop format and addresses the viewer directly. The assertive nature of the figure is meant to envelop the viewer. The artist describes the experience as: "in front of a CHUM...we are using it as an excuse to see ourselves..if, for the Pop artists of the 1960s, the premise was, 'You are what you buy,' for [me] it would be, 'You are what you see.'"
- CHUM remains one of KAWS' more recognizable characters and is often featured in exhibitions and collaborations. The character was memorialized in a series of skate decks produced for Supreme in 2001 and was also selected for the artist's first limited edition sneaker collaboration with DC Shoes in 2002.
- In 2020, KAWS released a limited edition print, titled "WHAT PARTY" in anticipation of the artist's survey show of the same name, which opened at the Brooklyn Museum and ran from February 26 to September 5, 2021. The print shares a near identical composition with the Painting, and was released in seven colorways.
- As of January 25, 2023, recent examples featuring CHUM have sold at auction in excess of $700,000. These include: *CHUM (KCO18)* (2016), $722,295 at Sotheby's in October 2022 and *Urge (KUA9)* (2020), which sold for $810,000 at Christie's in November 2021. *CHUM (KCB7)* (2012), a shaped example comparable in scale to the Painting, sold for $2,412,500, nearly five times its high estimate of $500,000, in November 2018.

Past performance is no guarantee of future results. Repeat sales data may be limited and not representative of the entire artist market. An investor must read the Offering Circular before making an investment decision.



2021 Auction Sales
$26,868,303

2021 Number of Lots Sold
1,083

KAWS

b. 1974, UNITED STATES



$1,221,000

INITIAL OFFERING

24.4%

HISTORICAL APPRECIATION OF SIMILAR WORKS[1,2]

Acrylic on canvas | 70 × 70 in. (178 × 178 cm.)

Brian Donnelly, also known as KAWS, has become a global phenomenon for his appropriation of pop culture iconography.

The Painting is a prime example of KAWS' dynamic character paintings and depicts CHUM, the artist's reinterpretation of the iconic Michelin Man. The Michelin Man, whose real name is Bibendum, is recognizable for his jovial smile and tiered plump body, a playful nod to Michelin tires. KAWS has reimagined this figure from popular culture by adding his hallmark crossbone skull and X-form eyes. In the Painting, CHUM is presented in a close-crop format and addresses the viewer directly. The assertive nature of the figure is meant to envelop the viewer. The artist describes the experience as: "in front of a CHUM...we are using it as an excuse to see ourselves.. if, for the Pop artists of the 1960s, the premise was, 'You are what you buy,' for [me] it would be, 'You are what you see." With its simplified detail, crisp lines and saturated colors, the Painting appears precise and evenly rendered, as if lifted directly from a television screen or comic strip. By removing all discernable trace of the artist's hand, KAWS dissolves the traditional distinction between fine art and mass media, thus creating a universal and accessible work reminiscent of influential Pop artists like Andy Warhol and Roy Lichtenstein. CHUM remains one of KAWS' more recognizable characters and is often featured in exhibitions and collaborations. The character was memorialized in a series of skate decks produced for Supreme in 2001 and was also selected for the artist's first limited edition sneaker collaboration with DC Shoes in 2002. In 2020, KAWS released a limited edition print, titled "WHAT PARTY" in anticipation of the artist's survey show of the same name, which opened at the Brooklyn Museum and ran from February 26 to September 5, 2021. The print shares a near identical composition with the Painting, and was released in seven colorways. As of January 25, 2023, recent examples featuring CHUM have sold at auction in excess of $700,000. These include: *CHUM (KCO18)* (2016), an example on shaped canvas, which sold for HKD 5,670,000 ($722,295) at Sotheby's, Hong Kong, on October 7, 2022 and *Urge (KUA9)* (2020), which is smaller than the Painting but shares a similar composition and format, and sold for $810,000 at Christie's, New York, on November 12, 2021. *CHUM (KCB7)* (2012), a shaped example comparable in scale to the Painting, sold for sold for $2,412,500, nearly five times its high estimate of $500,000, on November 15, 2018 at Christie's in New York. The Painting's subject, composition, and execution make it a commercial and desirable work by KAWS.

AS OF JANUARY 25, 2023, THE TOP AUCTION RECORDS FOR KAWS ARE LED BY *THE KAWS ALBUM* (2005), WHICH SOLD FOR $14,772,676 AT SOTHEBY'S HONG KONG ON APRIL 1, 2019, FOLLOWED BY *UNTITLED (KIMPSONS)* (2004), WHICH SOLD FOR $7,378,854 AT SOTHEBY'S HONG KONG ON OCTOBER 6, 2019, AND *THE WALK HOME* (2012), WHICH SOLD FOR $5,955,000 AT PHILLIPS NEW YORK ON MAY 16, 2019.

KAWS follows a tradition inherited from the first generation of New York street artists, whose inimitable style helped them transition from street art to auction mainstays and household names, including Jean-Michel Basquiat and Keith Haring. In the last three years, the art market has caught up with popular culture and the demand for KAWS' work has grown on a global scale. From 2008 to 2019, the artist was represented by Perrotin gallery, who mounted nine solo exhibitions across their international locations, and he is currently represented by Skarstedt gallery. The artist has also been the subject of several international exhibitions, including "OriginalFake," which took place in 2003 at the BAPE Gallery in Tokyo, "KAWS: DOWN TIME" at the High Museum of Art in Atlanta, GA and the 2020 collaboration with Acute Art titled "EXPANDED HOLIDAY," a two week long exhibition of virtual reality artworks which took place simultaneously in twelve major cities across the world. A retrospective of the artist's work was mounted at the National Gallery of Victoria in Melbourne, Australia in 2019 through 2020. In 2021, the Brooklyn Museum opened "KAWS: WHAT PARTY," a comprehensive survey show, featuring over 100 works and several new pieces. From January through February 2022, the Serpentine North Gallery in London mounted an exhibition of the artist's work, titled "KAWS: NEW FICTION," which marked KAWS' first major solo show in London. As of January 25, 2023, the top auction records for KAWS are led by *The Kaws Album* (2005), which sold for HKD 115,966,000 ($14,772,676) at Sotheby's, Hong Kong on April 1, 2019, followed by *Untitled (Kimpsons)* (2004), which sold for HKD 49,000,000 ($7,378,854) at Sotheby's, Hong Kong on October 6, 2019, and *The Walk Home* (2012), which sold for $5,955,000 at Phillips, New York on May 16, 2019.

AUCTION RESULTS FOR SIMILAR WORKS[2,3]


$3.0M
$2.3M
$1.5M
$0.8M
2014
2015
2016
2017
2018
2019
2020
2021
2022

Brooklyn-based artist Brian Donnelly, better known by the pseudonym KAWS, was born in 1974 in Jersey City, New Jersey. In elementary school, he became interested in graffiti and took to copying imagery on paper, soon adopting the name 'KAWS' as his moniker. In the early 1990s, Donnelly moved to New York City and developed his now iconic Graffiti style. Around this time, KAWS began to modify stolen advertisements on the city's phone booths and bus shelters, replacing the faces of fashion models with his signature characters. This takeover of the city's advertising infrastructure brought him fame beyond the countercultural world of graffiti. KAWS received a BFA from the School of Visual Arts (SVA), and after his graduation in 1996, began to work as a freelance artist for Disney, where he created animated background imagery for film and television. In 1999, the artist's first solo exhibition was held at Colette in Paris. One of the early iterations of Donnelly's recurring characters is the Companion, an altered version of the Mickey Mouse character, which was first produced in 1999 as a limited edition toy made in collaboration with Japanese streetwear brand Bounty Hunter.







IMPORTANT DISCLOSURES

1. Historical appreciation rates reflect an implied annualized return for a given artwork based on its purchase and sale at auction, including purchase and sale commissions paid to the auction house. Historical appreciation rates are not comparable to, or intended to represent or be a proxy, for returns on Masterworks shares. Artist information is presented for illustrative purposes only and Masterworks does not own, securitize, purchase or sell works by all of such artists. Past performance is no guarantee of future results, and an investor can lose money.

2. Past artwork pricing trends are not indicative of future pricing trends. Investing involves risk and investors must be prepared to hold their investment for an extended period.

3. The chart captures the historical data for selected auctions sales transactions, which are similar to the Painting. The selected sales data is intended to provide an estimate of the historical appreciation rate of the Painting by looking at a set of similar works by the artist that have sold at public auction. The set of similar sales comprise paintings by KAWS with the following criteria: canvas paintings executed 2000 to present, that measure 45 inches by 45 inches to 100 inches by 100 inches, and depict CHUM, COMPANION, or KAWSBob, with, to the best of our ability to determine, the characters' main facial features visible. Excluded from the set were compositions with developed and/or elaborate backgrounds, tondos and monochromatic depictions of KAWSBob. The set of similar works includes two paintings acquired by Masterworks: Masterworks 013, LLC, an affiliate of the Company, at Phillips New York 20th Century and Contemporary Evening Sale held on July 2, 2020 for $1,380,000, and Masterworks 102, LLC, and affiliate of the Company, at Phillips New York 20th Century and Contemporary Evening Sale held on November 17,2021 for $1,542,500. The data was sourced from publicly available auction records and does not include private sales. Such data may be incomplete or inaccurate. Sale records that do not contain images may be excluded from the comparative set. Although the paintings in the described set have similar characteristics to the Painting, each individual painting is unique in terms of artistic content, coloring, condition, provenance and other factors. We, therefore, cannot make any determination or representation that any of the data set forth is useful in determining the value of the Painting and you are urged not to place undue reliance on such data. The art transaction data is not intended to indicate past or expected performance of any security. Similar sales may include transactions involving Masterworks acting as a buyer or seller. For the purposes of the table, any sale that was conducted in a foreign currency has been converted to US Dollars at the prevailing exchange rate as of the applicable sale date. The realized prices comprised by this set of transactions have increased at an estimated 24.4% CAGR implied from selected sales occurring from September 23, 2014 to October 7, 2022.